Exhibit 10

PRIVATE & CONFIDENTIAL

TO:	Barry Littrell

FROM:	David A. Roberts

DATE:	January 31, 2008

This letter agreement (the “Agreement”) outlines the terms and conditions of your separation from Carlisle Tire & Wheel Company and, to the extent applicable, its affiliates (collectively, the “Company”).

1.             Your employment with the Company will cease on February 29, 2008 (the “Separation Date”).  You agree to be cooperative during a reasonable transition period.

2.             In consideration of the Covenants and the release described below, the Company agrees to pay you $455,000.00 — 100% of current salary, such amount to be paid in equal installments over the twelve (12) month period beginning on the Separation Date as part of the Company’s payroll.  All payments will be subject to withholding taxes.

3.             The Company will request its health care provider to extend medical coverage to you (at your monthly premium rate then in effect) through the earlier of (i) February 28, 2009, or (ii) your re-employment with an employer providing medical coverage.  Thereafter, you will be eligible for COBRA.  In the event the Company’s health care provider declines to provide coverage, the Company will reimburse you for your COBRA premium payments through the earlier of the periods described in the first sentence of this paragraph.

4.             (a)  Under Carlisle’s Executive Incentive Program (the “Program”), you have been granted restricted shares of Carlisle common stock as follows:

Grant Date	Restricted Shares	Release Date

02/08/06	2,000	February, 2009
02/07/07	2,000	February, 2010
	4,000

In consideration of the Covenants and the release described below, the Company agrees to release to you, subject to withholding taxes, the 4,000 shares granted to you, such release to occur on the release dates described above (i.e., 2,000 shares in February 2009 and the remaining 2,000 shares in February 2010) provided that you are not competing with the business currently conducted by Carlisle Tire & Wheel Company or Carlisle Power Transmission Products, Inc. (collectively, the “Covered Business”) in any of the capacities described in Section 8 of this Agreement at the time of release.

(b)  Under the Program, you have also been granted options to purchase Carlisle common stock follows:

Grant Date	Exercise Price	Options Outstanding	Vested Portion

02/08/06	$34.43	24,000	24,000
02/07/07	$41.87	30,000	20,000
		54,000	44,000

In consideration of the Covenants and the release described below, the Company agrees that the options will continue to vest in accordance with the vesting schedule included in the applicable Stock Option Agreement and the expiration dates will remain as set forth in the applicable Stock Option Agreement provided you refrain from competing with the Covered Business in any of the capacities described in Section 8 of this Agreement it being agreed and understood that all unexercised options shall expire at the time such competition commences.  Except as described in the previous sentence, the options will continue to be governed by the Program and the provisions of the applicable Stock Option Agreement.  You may continue to participate in Carlisle’s “cashless exercise program.”

6.             Any amounts payable to you pursuant to the Company’s 401(k) and qualified cash balance pension plans shall be distributable to you in accordance with the terms of such plans.

7.             The above amounts, together with a $350,000 bonus for the 2007 plan period, represent all the amounts payable to you in connection with your separation.

8.             In consideration of the benefits described in this Agreement, you agree (i) for the period commencing on the date hereof and ending on February 28, 2010, you will not, as proprietor, partner, shareholder, director, officer, employee, investor or in any other capacity own, engage in, conduct, manage, operate, control, or participate in, be employed by, render services to or otherwise be associated with any business (irrespective of the form in which such business is conducted) which is competitive with the Covered Business, provided, however, that beginning February 28, 2009 you may be employed by or otherwise associated with a business which distributes products sold by the Covered Business but does not manufacture such products; provided, further, the foregoing shall not prevent you from owning not more than two percent (2%) of the issued and outstanding shares of a class of securities the securities of which are traded on a national security exchange or in the over-the-counter market, (ii) not to solicit or employ any personnel employed by the Covered Business, Carlisle Companies Incorporated (“Carlisle”) or their subsidiaries to become employed or otherwise affiliated with any entity of which you are employed or otherwise affiliated and (iii) not to divulge to anyone any confidential or non-public information (financial and otherwise) relating to the Covered Business, Carlisle or any of their subsidiaries unless required by law and you further agree that on or before the Separation Date you will return to the Company all reports, files, memoranda, records and software, credit cards, identification badges and garage passes, door and file keys, computer access codes or discs and instructional manuals, and any other physical property that you received and/or prepared or helped prepare in connection with your employment with the Company and you will not retain any copies, duplicates, reproductions or excerpts thereof.  (The restrictions contained in subclauses (i) — (iii) are sometimes referred to herein as the “Covenants.”)

You further agree that any violation of the provisions contained in the preceding paragraph will cause serious and irreparable damage to the Covered Business, Carlisle and/or their subsidiaries and you agree that in the event of a violation of such provisions, the Covered Business, Carlisle or their subsidiaries may seek, in addition to any other rights or remedies, an injunction or restraining order.  The provisions contained in the preceding paragraph are intended to limit disclosure and competition to the maximum extent permitted by law.  If it is finally determined that the scope or duration of any limitation is too excessive to be legally enforceable, then you agree that the scope or duration of the limitation shall be the maximum scope or duration which is legally enforceable.

In further consideration of the benefits described in this Agreement, you hereby release and discharge the Company, Carlisle and their subsidiary corporations, affiliates, successors and assigns and their present and former officers, directors, representatives, agents and employees in their individual and representative capacities (collectively, the “Carlisle Companies”) to the fullest extent permitted by law, from all actions, causes of action, suits, charges, claims and complaints that you have or may have against the Carlisle Companies, relating to acts, occurrences, or events arising on or before the date of this release including all claims involving the continuing effects of  such acts, occurrences, or events whether  known or unknown, asserted or unasserted.  You acknowledge that this release includes, to the fullest extent permitted by law, all rights and claims relating to your employment and scheduled separation from employment with the Carlisle Companies, whether before courts, administrative agencies, or other forums wherever situated; including, but not limited to, all common law claims and all claims under applicable Federal, state and local statutes, including, but not limited to, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and the Americans With Disabilities Act.

You and the Company agree that neither shall make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written) that (i) accuses or implies that you and/or any of the Carlisle Companies engaged in any wrongful, unlawful or improper conduct, whether relating to your employment with the Company (or the termination thereof), the business or operations of any Carlisle Company, or otherwise, or (ii) disparages, impugns or in any way reflects adversely upon the business or reputation of you and/or any of the Carlisle Companies or their customers, vendors, products or services.

You acknowledge and agree that:

(a)                                  You have read, understand and have knowingly and voluntarily entered this Agreement without fraud, duress or any undue influence;

(b)                                 You have been advised in writing to consult with an attorney prior to executing this Agreement;

(c)                                  You have had twenty-one (21) days from the date of receipt of this Agreement to consider the terms of this Agreement and you full understand all such terms;

(d)                                 You are receiving payment and other consideration from the Carlisle Companies that you would not otherwise be entitled to; and

(e)                                  You are not waiving rights or claims that may arise after the date this Agreement is executed.

You have seven (7) days following the execution of this Agreement to revoke the Agreement, and the Agreement will not become effective or enforceable until the seven (7) day period has expired.

This Agreement will be governed by the laws of the State of New York and any proceeding arising out of or relating to this Agreement will be in the United States District Court for the Northern District of New York or the New York Supreme Court, Onondaga County, and you agree to be subject to the personal jurisdiction of these courts.

This Agreement sets forth the entire agreement between you and the Carlisle Companies with respect to the subject matter hereof and sets forth all amounts payable to you in connection with your separation.  This Agreement may not be modified except by a writing signed by both parties.

Please review and sign two copies of the Agreement as your acknowledgement and agreement to the above terms and conditions and return both to Steve Ford.

/s/ David A. Roberts
David A. Roberts, Chairman, President and
Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Barry Littrell
Barry Littrell